Exhibit 8.1

June 27, 2019

Sino Agro Food, Inc.

Room 3801, Block A, China Shine Plaza

No. 9 Lin He Xi Road

Tianhe District, Guangzhou City,

P.R.C. 510610

Dear Sirs:

Reference is made to the Registration Statement (Form S-4) filed by Sino Agro Food, Inc. (“SAFI" or the "Company"), on or about June 27, 2019, in connection with the offer to exchange shares of common stock of SAFI for Series G Preferred Stock in the Company (the “Registration Statement”).

1. General observations. We have been asked to opine as to the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as such terms are defined in the Registration Statement) of the exchange of their shares of common stock in the Company for shares of Series G Preferred Stock ("Preferred Stock") in the Company (the "Exchange"), as described in the Registration Statement. This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

2. Exchange treated as a sale or as a dividend distribution. The Exchange qualifies as a recapitalization under Section 368(a)(E). Under Reg. Section 1.368-2 (e):

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A "recapitalization", and therefore a reorganization, takes place if, for example:

* * * * *

(3) A corporation issues preferred stock, previously authorized but unissued, for outstanding common stock;

Under Code section 354(a)(1), exchanges of stock and securities in reorganizations are tax-free. However, under Section 354(a)(2) such exchanges are not tax-free if

(i) the principal amount of any such securities received exceeds the principal amount of any such securities surrendered, or

(ii) any such securities are received and no such securities are surrendered.

Example (3) of Reg. Sec. 1.354-1(d) makes it clear that the Exchange is not tax-free under Section 354. It provides:

C, a shareholder in Corporation Z (which is not a railroad corporation), surrenders all his stock in Corporation Z in exchange for securities in Corporation Z. Whether or not this exchange is in connection with a recapitalization under section 368(a)(1)(E), section 354 does not apply. See, however, section 302.

Section 302(a) provides that if a corporation redeems its stock, such redemption shall be treated as a distribution in part or full payment for the stock (i.e., as a capital transaction), but only if (among other requirements) "the distribution is not essentially equivalent to a dividend." Section 302(b)(1).

Whether a distribution is essentially equivalent to a dividend is a question of fact. The Supreme Court has held that the fundamental test in determining dividend equivalency under section 302 (b) (1) is whether the distributions have the "net effect" of a dividend; that is, whether "the effect is to transfer the property from the company to its shareholders without a change in the relative economic interests or rights of the stockholders." See, United States v. Davis, 397 U.S. 301, 313, 90 S. Ct. 1041, 1048, 25 L. Ed. 2d 323 (1970). Traditionally, the courts have recognized three types of economic interest in a corporation: (1) voting rights; (2) the right to share in corporate earnings; and (3) the ownership of a share of the corporate assets. Himmel v. Commissioner of Internal Revenue, 338 F.2d 815 (2d Cir. 1964).

Not all courts agree on the exact meaning of the Supreme Court's ruling in Davis. In Conopco, Inc. v. United States, 2007 U.S. Dist. LEXIS 52306 (2007), the District Court explained Davis as follows:

According to the Supreme Court of the United States, a redemption is "not essentially equivalent to a dividend" when it "result[s] in a meaningful reduction of the shareholder's proportionate interest in the corporation…..Conversely, a redemption is "essentially equivalent to a dividend" when its effect "is to transfer the property from the company to its shareholders without a change in the relative economic interests or rights of the stockholders.

Conopco thus seems to say that (i) a redemption is definitely not essentially equivalent to a dividend when it results in a meaningful reduction of a shareholder's interest in the corporation but (ii) even without a meaningful reduction it may still not be essentially equivalent to dividend if there has been a change in the interests or rights of the shareholder. See also Brown v. United States, 345 F. Supp. 241, 244 (S.D. Ohio 1972) : "Where redemptions have resulted in a meaningful reduction of the redeeming shareholder's proportionate interest in a corporation, or have effected a distribution of earnings and profits to him which is not reasonably pro-rated in relation to other shareholders' proportionate interests, they have been viewed as more resembling a sale than a dividend. [Emphasis added.]"

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The IRS appears to have adopted the Davis rule in large part but, as in Brown, it also looks to whether the distribution was " disproportionate and bore no relationship to the common stockholdings of the … shareholders". Rev. Rul. 74-515, 1974-2 C.B. 118. IRS regulations also state that: "The question whether a distribution in redemption of stock of a shareholder is not essentially equivalent to a dividend under section 302(b)(1) depends upon the facts and circumstances of each case." Reg Sec. 1.301-2(b).

Examining the Exchange in light of this authority does not provide a clear answer. The Exchange certainly results in a change in the relative economic interests or rights of the shareholders. The interests of the Preferred Shareholders in the assets of the corporation will be limited to the liquidation rights of the Preferred Stock. The interests of the Preferred Shareholders in the earnings of the corporation will be limited to the dividend rights of the Preferred Stock. Moreover, since not more than 60% of the common stock could be surrendered in the Exchange, the likelihood that the Exchange will effect a distribution of earnings and profits to the Preferred Shareholders that is "reasonably pro-rated in relation to other [non-exchanging] shareholders' proportionate interests" is remote. These factors point toward a transaction that resembles an exchange more than a distribution of dividends.

On the other hand, the Preferred Stock shareholders will, as a result of the exchange, retain their voting rights, not see them reduced. And it could be argued (looking at all the facts and circumstances) that, since the Company's common stock is presently trading at a very small fraction of the redemption price of the Preferred Stock, obtaining the Preferred Stock does not truly represent a meaningful reduction in the Preferred Shareholders proportionate interest in the Company (although it should be noted that the Company is under no obligation to redeem the Preferred Stock except in a liquidation). Similarly, for a Company that is not currently paying dividends, a 7% cumulative dividend preference could be considered to be something other than a reduction in the shareholders' share of the Company's earnings.

Given the unusual nature of this exchange and the uncertainty of its consequences, we are unable to opine on whether the exchange will be treated as essentially equivalent to a dividend, but there is a certainly a possibility that the IRS will assert that it is. As noted in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”, the characterization of the exchange as a capital transaction or a dividend distribution makes a difference only if the company has current or accumulated earnings and profits for U.S. federal income tax purposes, a determination which we have not made and about which the Company is uncertain.

3. Section 305 Distribution of Stock or Stock Rights. Code Section 305 provides that as a general rule the distribution of stock by a corporation with respect to its stock is not a taxable event. However, Code section 305(b) sets forth five exceptions to this rule. Since, technically, the Exchange is not a distribution of stock with respect to stock but, rather, an exchange of one series of stock for another series of stock, it is not described in Section 305 or in any of these five exceptions. However, Code section 305(c) authorizes the IRS to promulgate regulations "under which a change in conversion ratio, a change in redemption price, a difference between redemption price and issue price, a redemption which is treated as a distribution to which section 301 applies, or any transaction (including a recapitalization) having a similar effect on the interest of any shareholder shall be treated as a distribution with respect to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation is increased by such change, difference, redemption, or similar transaction." Thus, under Code section 305(c) the Exchange could be treated as a distribution of stock even though, technically, it is not one.

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If the Exchange were treated as described in Code section 305 then the premium in the redemption price of the Preferred Stock (the excess of the redemption price over the face value of the Preferred Stock) could be treated as original issue discount and subject to tax in increments over a period equal to the years prior to redemption. While there is some question as to what, exactly, this period would be where there is no obligation on the part of the Company to redeem the stock, in any event it is our opinion that the Exchange will not be treated as described in Section 305.

The IRS has issued regulations under Section 305(c) and these are set forth in Reg. Sec. 1.305-7. Reg. Sec. 1.305-7(a) adopts the rule contained in Code Section 305(c) that "any transaction (including a recapitalization)" may be treated as a distribution if it has an effect similar to those set forth in the statute (and addressed by the five exceptions contained in Section 305(b)). The Exchange qualifies as a "recapitalization" under Section 368(a)(1)(E) (but it is not a tax-free reorganization because it involves the exchange of stock for securities). However, Reg. Sec. 1.305-7(c) provides in relevant part as follows:

(c) Recapitalizations.

(1) A recapitalization (whether or not an isolated transaction) will be deemed to result in a distribution to which section 305(c) and this section apply if -

(i) It is pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the corporation….

Reg. Sec. 1.305-7(c) appears to be a modification, with respect to recapitalizations, of the general rule set down in Section 305 and Reg. Sec. 1.305-7(a). Under Reg. Sec. 1.305-7(c) the Exchange would be treated as a distribution subject to Section 305 only if (apart from other circumstances not present in the case of the Exchange) it occurred pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company. The Company maintains that there is no such plan1; if there is no such plan then the Exchange is not a distribution subject to Section 305.

The foregoing interpretation of Reg. Sec. 1.305-7(c) is supported by Rev. Rul. 1986-25. In that ruling a corporation, for valid business reasons, adopted a plan of recapitalization under which shares of its common voting stock could be exchanged for new classes of no par common voting and nonvoting stock, or for no par voting stock and nonvoting preferred stock. The Service noted that, had the corporation made an outright distribution of the new preferred stock and the new common stock on its old common stock, the distribution would have been taxable as a distribution under Section 305(c)(3) (distributions of common and preferred stock). "Nevertheless," the IRS ruled, "a transaction that effects a reshuffling of a corporation's capital structure will be respected as a recapitalization exchange to which section 305(b)(3) of the Code does not apply so long as it has a bona fide business purpose2 and is an isolated transaction and not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of a corporation." The ruling stands for the proposition that, even if certain transactions might constitute a distribution described in Section 305 (such as the Exchange, which includes a change in redemption price), transactions that constitute recapitalizations will not be treated as such distributions as long as they have a valid business purpose and are not part of a plan to periodically increase proportionate interests. See also Private Letter Ruling 93440034 and Private Letter Ruling 200311002. (Private letter rulings issued to one taxpayer may not be relied upon as precedent by another taxpayer, but they do offer insight into how the Service interprets the tax law.)

1 See the Registration Statement, " QUESTIONS AND ANSWERSABOUT THE EXCHANGE OFFER," "Why are you conducting the exchange offer?" : "We [the Company] believe that many of these recipients of Common Stock, as well as other holders of Common Stock, would prefer to own a security that pays interest and could be redeemed in the future at a price that would deliver a significant return on their investment. In addition, we believe that, if common shareholders tender a significant number of shares of the Common Stock, we could see a pronounced increase in the market price in the Common Stock."

2 The bona fide business purpose requirement is not stated in the Regulation but may be inferred since all transactions that provide potential tax savings, if they are to be recognized, must have a bona fide business purpose.

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Based on the foregoing analysis, it is our opinion that the Exchange will not be treated as a distribution of stock under Section 305 of the Code and will not be subject to the original issue discount tax consequences which such treatment entails.

4. Other tax consequences. Subject to Sections 2 and 3 of this opinion, above, and to the qualifications set forth in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” that addresses tax aspects of the Exchange not addressed in Section 2 or 3 of this opinion, insofar as such discussion sets forth legal conclusions on U.S. federal income tax law, constitutes our opinion with respect to those tax aspects as to the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders of the exchanges described in the Registration Statement.

5. Limitations. Our opinion is limited to the application of the federal income tax laws of the United States only and we express no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal income tax laws except as specifically set forth herein. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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